Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 30, 2025, which includes an explanatory paragraph relating to AIxCrypto Holdings, Inc.’s (formerly known as Qualigen Therapeutics, Inc.) ability to continue as a going concern, relating to the consolidated financial statements of AIxCrypto Holdings, Inc. as of and for the year ended December 31, 2024, which is incorporated by reference in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

December 3, 2025